Exhibit 10.29

GLOBAL GEOPHYSICAL SERVICES, INC.

INCENTIVE STOCK OPTION AGREEMENT

Optionee:

1.             Grant of Stock Options.  As of the Grant Date (identified in Section 20 below), Global Geophysical Services, Inc., a Delaware corporation (the “Company”), hereby grants various Incentive Stock Options (the “Options” and individually an “Option”) to the Optionee (identified above), an Employee of the Company, to purchase the applicable number of shares of the Company’s Class B Common stock, $.01 par value per share (the “Common Stock”) identified in Section 20 (c) below (the “Shares”), subject to the terms and conditions of this agreement (the “Agreement”) and the Global Geophysical Services, Inc. 2006 Incentive Compensation Plan (the “Plan”).  The Plan is hereby incorporated herein in its entirety by reference.  The Shares, when issued to Optionee upon the exercise of the Options, shall be fully paid and nonassessable.  The Options are “incentive stock options” as defined in Section 422 of the Internal Revenue Code.

2.             Definitions.  All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein. Section 20 below sets forth meanings for various capitalized terms used in this Agreement.

3.             Option Term.  The Options shall commence on the Grant Date (identified in Section 20 below) and terminate on the date immediately prior to the tenth (10th) anniversary of the Grant Date.  The period during which the Options are in effect and may be exercised is referred to herein as the “Option Period”.

4.             Option Price.  The Option Prices per Share applicable to the various Options are identified in Section 20 (c) below.

5.             Vesting.  The total number of Shares subject to each Option shall vest in accordance with the Vesting Schedule (identified in Section 20 below).  The Shares may be purchased at any time after they become vested, in whole or in part, during the Option Period; provided, however, an Option may only be exercisable to acquire whole Shares.  The right of exercise provided herein shall be cumulative so that if an Option is not exercised to the maximum extent permissible after vesting, the vested portion of the Option shall be exercisable, in whole or in part, at any time during the Option Period.

6.             Method of Exercise.  Each Option is exercisable by delivery of a written notice to the Secretary of the Company, signed by the Optionee, specifying the number of Shares to be acquired on, and the effective date of, such exercise.  The Optionee may withdraw notice of exercise of that Option, in writing, at any time prior to the close of business on the business day preceding the proposed exercise date.

7.             Method of Payment.  The Option Price upon exercise of each Option shall be payable to the Company in full either: (i) in cash or its equivalent; (ii) subject to prior approval by the Committee in its discretion, by tendering previously acquired shares of Common Stock having an aggregate Fair Market Value (as defined in the Plan) at the time of exercise equal to the total applicable Option Price; (iii) subject to prior approval by the Committee in its discretion, by withholding shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total applicable Option Price; or (iv) any other permitted method pursuant to the applicable terms and conditions of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to or on behalf of the Optionee, in the name of the Optionee or other appropriate recipient, Share certificates for the number of Shares purchased under the Option, or copies thereof if the Shares are not then publicly traded.  Such delivery shall be effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to Optionee or other appropriate recipient.

8.             Restrictions on Grant or Exercise.  An Option may not be exercised if the issuance of such Shares or the method of payment of the consideration for such Shares would constitute a violation of any applicable federal or state securities or other laws or regulations, or any rules or regulations of any stock exchange on which the Common Stock may be listed.

9.             Termination of Service.  Voluntary or involuntary Termination of Service shall affect Optionee’s rights under the Options as follows:

(a)           Termination for Cause.  All the Options, including any vested and non-vested portions thereof, shall expire on 12:01 a.m. (CST) on the date of Termination of Service and shall not be exercisable to any extent if Optionee’s Employment  is terminated for Cause (as defined in the Plan at the time of such termination).

(b)           Retirement.  If Optionee’s Employment is terminated for Retirement on or after Optionee attains the age of 65, then (i) the non-vested portion of the Options shall immediately expire on the termination date and (ii) the vested portion of the Options shall expire to the extent not exercised on or before the three (3) month anniversary of the termination date.  In no event may any Option be exercised by anyone after the earlier of (i) the expiration of the Option Period or (ii) three months from the termination date.

(c)           Death or Disability.  If Optionee’s Employment is terminated by death or Disability (as defined in the Plan at the time of such termination), then (i) the non-vested portion of the Option shall immediately expire on the date of termination of Employment and (ii) the vested portion of the Options shall expire on the one year anniversary date of the termination of Employment (to the extent not exercised by Optionee) or, in the case of death, by the person or persons to whom Optionee’s rights under the Options have passed by will or by the laws of descent and distribution or, in the case of Disability, by Optionee or Optionee’s legal representative.  In no event may any Option be exercised by anyone on or after the earlier of (i) the expiration of the Option Period or (ii) one year after the date of Optionee’s death or termination of Employment due to Disability.

(d)           Other Involuntary Termination or Voluntary Termination.  If Optionee’s Employment is terminated for any reason other than for Cause, Retirement, death or Disability, then (i) the non-vested portion of the Options shall immediately expire on the termination of Employment date and (ii) the vested portion of the Options shall expire to the extent not exercised on or before the three (3) month anniversary of the termination date.  In no event may the Options be exercised by anyone after the earlier of (i) the expiration of the Option Period or (ii) three months after the termination of Employment date.

10.          Qualification as an Incentive Stock Option.  The Optionee understands that the Options are intended to qualify as “incentive stock options” within the meaning of Code Section 422.  The Optionee must meet certain holding periods under Code Section 422(a) to obtain the federal income tax treatment applicable to the exercise of incentive stock options and the disposition of shares acquired thereby.  The Optionee further understands that the exercise prices of Shares subject to the Options have been set by the Committee at prices that the Committee have determined to be not less than 100% (or, if the Optionee, at the Grant Date, owned more than 10% of the total combined voting power of the Company’s outstanding voting securities, 110%) of the Fair Market Value, as determined in accordance with the Plan, of a share of Common Stock on the Grant Date.  The Optionee further understands and agrees that the Company shall not be liable or responsible for any additional tax liability incurred by the Optionee in the event that the Internal Revenue Service for any reason determines that any Option does not qualify as an “incentive stock option” within the meaning of the Code.

11.          Disqualifying Disposition.  In the event that Shares acquired upon exercise of an Option are disposed of by Optionee in a “Disqualifying Disposition,” Optionee shall notify the Company in writing within thirty (30) days after such disposition of the date and terms of such disposition.  For purposes hereof, “Disqualifying Disposition” means a disposition of Shares that are acquired upon the exercise of an Option prior to the expiration of either two years from the Grant Date or one year from the transfer date of Shares to Optionee pursuant to the exercise of that Option.

12.          Independent Legal and Tax Advice.  Optionee acknowledges that the Company has advised Optionee to obtain independent legal and tax advice regarding the grant and exercise of the Options and the disposition of any Shares acquired thereby.

13.          Reorganization of Company.  The existence of the Options shall not affect  in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

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14.          Adjustment of Shares.  In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving Company, appropriate adjustments shall be made to the terms and provisions of each Option as provided in the Plan.

15.          No Rights in Shares.  Optionee shall have no rights as a stockholder in respect of the Shares until the Optionee becomes the record holder of such Shares.

16.          Investment Representation.  Optionee will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with any federal or state securities law.  Moreover, any stock certificate for any Shares issued to Optionee hereunder may contain a legend restricting their transferability as determined by the Company in its discretion.  Optionee agrees that Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares hereunder to comply with any law, rule or regulation that applies to the Shares subject to the Options.

17.          No Guarantee of Employment.  The Options shall not confer upon Optionee any right to continued Employment with the Company or any subsidiary thereof.

18.          Withholding of Taxes.  The Company shall have the right to (a) make deductions from the number of Shares otherwise deliverable upon exercise of the Options in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (b) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

19.          General.

(a)           Notices.  All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another.  Notices shall be effective upon receipt.

(b)           Shares Reserved.  The Company shall at all times during the Option Period reserve and keep available under the Plan such number of Shares as shall be sufficient to satisfy the requirements of this Options.

(c)           Transferability of Options.  The Options granted pursuant to this Agreement are not transferable other than by will or by the laws of descent and distribution or by a qualified domestic relations order (as defined in Section 414(p) of the Internal Revenue Code).  The Options will be exercisable during Optionee’s lifetime only by Optionee or by Optionee’s legal representative in the event of Optionee’s Disability.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Optionee.

(d)           Amendment and Termination.  No amendment, modification or termination of the Options or this Agreement shall be made at any time without the written consent of Optionee and Company.

(e)           No Guarantee of Tax Consequences.  The Company and the Committee make no commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under the Options.  The Optionee has been advised and been provided the opportunity to obtain independent legal and tax advice regarding the grant and exercise of the Options and the disposition of any Shares acquired thereby.

(f)            Severability.  In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

(g)           Supersedes Prior Agreements.  This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Optionee regarding the grant of the Options covered hereby.

(h)           Governing Law.  The Options shall be construed in accordance with the laws of the State of Texas without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Texas law.

20.          Definitions and Other Terms.  The following capitalized terms shall have those meanings set forth opposite them:

(a)           Optionee

(b)           Grant Date:

(c)           Option Prices; Shares Covered

Option Prices:	Number of Shares Covered:
$15.00 per Share
$20.00 per Share
$25.00 per Share
$30.00 per Share

(d)           Option Period:                                                       through                                                       (until 5:00 p.m. CST).

(e)           Vesting Schedule: All Options for the Shares covered by this Agreement shall vest and become exercisable in accordance with the following vesting schedule:

Each of the Options granted under this Agreement shall vest over a four-year period.  Specifically, 25% (twenty five percent) of each of the Options described in Section 20 (c) will vest on each of                                            ,                                             ,                                            , and                                            ; provided however, that for Options to vest

on each such date, this Optionee then is, and continuously from the Grant Date has been, an Employee of the Company and there has been no Termination of Service for any reason, voluntary or involuntary.

Notwithstanding the above vesting schedule, in the event of a “Change in Control” of the Company (as defined in the Plan at the time of such event), the entire non-vested portion of the Options, if any, shall immediately become 100% vested as of the Change in Control date.

IN WITNESS WHEREOF, the Company, as of the Grant Date, has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has hereunto executed this Agreement as of the same date.

GLOBAL GEOPHYSICAL SERVICES, INC.

By:

Name:	Richard A. Degner
Title:	President & CEO

Address for Notices:

Global Geophysical Services, Inc.
13927 S. Gessner
Missouri City, Texas 77489
Attn:	Secretary

OPTIONEE

Signature

Address for Notices: